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                                                                    EXHIBIT 99.1

                                TABLE OF CONTENTS

                                          Item                                                            Page
                                          ----                                                            ----
Item 6. Selected Financial Data                                                                             2

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations               3

Item 8. Financial Statements and Supplementary Data                                                        12

Schedule III - Real Estate and Accumulated Depreciation                                                    32

Item 6. Selected Financial Data

Summary of Selected Financial Data

                  (Amounts in thousands, except per share data)

                                                                     Year Ended December 31,
                                           ---------------------------------------------------------------------------
                                               2002             2001          2000         1999              1998
                                           ------------     ------------   ---------   -------------     -------------
Operating data:
    Total revenues                         $  76,800        $  67,792      $  62,696   $   63,133        $  50,468(4)
                                           =========        =========      =========   ==========        =========

    Income (loss) from continuing
      operations (7)                       $  12,400        $  26,440      $   4,425   $    4,743        $  (6,786)
    Income from discontinued
      operations                              11,184              946            772          781              731
                                           ---------        ---------      ---------   ----------        ---------

    Net income (loss)                      $  23,584(1)     $  27,386(2)   $   5,197   $    5,524(3)     $  (6,055)(5)
                                           =========        =========      =========   ==========        =========

Income (loss) per share (basic and
diluted):
    Continuing operations                  $    2.48        $    5.29      $     .89   $      .95        $   (1.36)
    Discontinued operations                     2.24              .19            .15          .15              .15
                                           ---------        ---------      ---------   ----------        ---------
    Net income (loss) (6)                  $    4.72        $    5.48      $    1.04   $     1.10        $   (1.21)
                                           =========        =========      =========   ==========        =========

Balance sheet data:
    Total assets                           $ 664,912        $ 583,339      $ 403,305   $  366,496        $ 317,043
    Real estate, net                         542,975          377,961        343,612      269,324          236,631
    Debt                                     543,807          515,831        367,788      329,161          277,113
    Stockholders' equity                      68,665           45,081         17,695       12,498            6,974

------------------

Notes:

(1) Net income includes income from discontinued operations comprised of a gain on the sale of the Third Avenue property of $10,366.

(2) Net income includes the following, (i) a gain on sale of the Fordham Road Property of $19,026, (ii) a gain from early extinguishment of debt of $3,534, offset by (iii) $3,058 resulting from the write-off of architectural and engineering costs associated with development plans at Paramus prior to IKEA, and (iv) $2,030 from the write-off of professional fees resulting from the termination of the spin-off of Alexander's Tower LLC.

(3) Net of $4,877 resulting from the write-off of the asset arising from the straight-lining of rents primarily due to Caldor's rejection of its Flushing lease in 1999.

(4) In June 1998, the Company increased its interest in the Kings Plaza Mall to 100% by acquiring Federated's 50% interest.

(5) Net loss includes the write-off of $15,096 resulting from the razing of the building formerly located at the Company's Lexington Avenue site.

(6) Income (loss) per share is the same for all years presented with and without dilution. For further discussion of income (loss) per share see notes to the consolidated financial statements.

(7) Includes (loss) income from the Company's Flushing property of $(916), $(866), $(960), $357, and $2,482, respectively.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

         The Company had net income of $23,584,000 for the year ended December 31, 2002, compared to net income of $27,386,000 in the prior year. Net income for 2002 includes income from discontinued operations comprised of a gain on the sale of the Third Avenue property of $10,366,000. Net income for 2001 includes
(i) a gain on the sale of the Fordham Road property of $19,026,000, (ii) a gain from the early extinguishment of debt of $3,534,000, partially offset by (iii) a charge of $3,058,000 resulting from the write-off of architectural and engineering costs associated with the development plans prior to the IKEA Property Inc. (IKEA) ground lease at Paramus, and (iv) a charge of $2,030,000 resulting from the write-off of professional fees resulting from the termination of the proposed spin-off of Alexander's Tower LLC discussed below. Excluding these items, net income for the year ended December 31, 2002, would have been higher than net income in the corresponding year by $3,304,000.

         Effective January 1, 2002, the Company changed its method of accounting for long-lived assets held for sale, in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. This Statement requires that the results of operations, gains and losses, and cash flows attributed to properties held for sale or sold during 2002 and thereafter, such as Third Avenue, be classified as discontinued operations for all periods presented, and that any assets and liabilities of properties held for sale be presented separately in the consolidated balance sheet. Properties held for sale or sold as a result of sales activities that were initiated prior to 2002, such as Fordham Road, continue to be accounted for under the applicable prior accounting guidance.

CRITICAL ACCOUNTING POLICIES

         In preparing the consolidated financial statements management has made estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the consolidated financial statements. The summary should be read in conjunction with the more complete discussion of the Company's accounting policies included in Note 2 to the consolidated financial statements in this Annual Report on Form 10-K.

Real Estate

         Real estate is carried at cost, net of accumulated depreciation and amortization. Maintenance and repairs are charged to operations as incurred. Depreciation requires an estimate by management of the useful life of each property as well as an allocation of the costs associated with a property to its various components. If the Company does not allocate these costs appropriately or incorrectly estimates the useful lives of its real estate, depreciation expense may be misstated. When real estate and other property is undergoing development activities, all property operating expenses, including interest expense, are capitalized to the cost of the real property to the extent that management believes such costs are recoverable through the value of the property. The Company's properties are reviewed for impairment if events or circumstances indicate that the carrying amount of the asset may not be recoverable. In such event, a comparison is made of the current and projected operating cash flows of each property on an undiscounted basis, to the carrying amount of such property. If the Company incorrectly estimates the value of the asset or the undiscounted cash flows, the impairment charges may be different.

Revenue Recognition

         The Company has the following revenue sources and revenue recognition policies:

            - Base Rents -- income arising from tenant leases. These rents are recognized over the non-cancellable term of the related leases on a straight-line basis which includes the rent steps and free rent abatements under the leases.

            - Percentage Rents -- income arising from retail tenant leases which are contingent upon the sales of the tenant exceeding a defined threshold. These rents are recognized in accordance with SAB 101, which states that this income is to be recognized only after the contingency has been removed (i.e., sales thresholds have been achieved).

            - Expense Reimbursement Income -- income arising from tenant leases which provide for the recovery of all or a portion of the operating expenses and real estate taxes of the respective property. This income is accrued in the same periods as the expenses are incurred.

         Before the Company can recognize revenue, it is required to assess, among other things, its collectibility. If the Company incorrectly determines the collectibility of its revenue, its net income and assets could be overstated.

Income Taxes

         The Company operates in a manner intended to enable it to continue to qualify as a REIT under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a dividend to its stockholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income. The Company's net operating loss ("NOL") carryovers generally would be available to offset the amount of the Company's REIT taxable income.

RESULTS OF OPERATIONS

         Years Ended December 31, 2002 and December 31, 2001

         The Company's revenues were $76,800,000 in 2002, compared to $67,792,000 in 2001, an increase of $9,008,000.

         Property rentals were $50,630,000 in 2002, compared to $44,560,000 in 2001, an increase of $6,070,000. This increase results primarily from (i) commencement, on October 5, 2001, of the ground lease with IKEA at the Paramus property, and (ii) an increase in occupancy at the Kings Plaza Regional Shopping Center.

         Tenant expense reimbursements were $26,170,000 in 2002, compared to $23,232,000 in 2001, an increase of $2,938,000. This increase resulted primarily from higher reimbursements for real estate taxes, insurance and repairs and maintenance.

         Operating expenses were $33,042,000 in 2002, compared to $29,265,000 in 2001, an increase of $3,777,000. This resulted primarily from an increase in real estate taxes, insurance and repairs and maintenance.

         Depreciation and amortization expense was $6,668,000 in 2002, compared to $6,442,000 in 2001, an increase of $226,000.

         Interest and debt expense was $22,888,000 in 2002, compared to $22,469,000 in 2001, an increase of $419,000. This increase resulted from (i) interest of $8,272,000 due to higher average debt in 2002, offset by (ii) a $4,116,000 reduction in interest due to a decrease in average interest rates from 9.20% to 8.23% and (iii) $4,529,000 of additional capitalized interest relating to the Company's development property (interest expense of $23,788,000 was capitalized in 2002, as compared to $19,259,000 in 2001).

         Interest and other income was $2,178,000 in 2002, compared to $3,237,000 in 2001. This decrease of $1,059,000 resulted primarily from lower average cash invested due to the funding of the Company's development project and lower yields on investments, offset by a gain of $169,000 resulting from the sale of air rights (see "Liquidity and Capital Resources -- Development Plans" below for further details).

         Discontinued operations include the Company's Third Avenue property as shown below:

                                               Year Ended December 31,
                                           -------------------------------
                                                2002             2001
                                           --------------   --------------
Total revenues                             $    1,198,000   $    1,551,000
Total expenses                                    380,000          605,000
                                           --------------   --------------
Operating income                                  818,000          946,000
Gain on sale of Third Avenue                   10,366,000               --
                                           --------------   --------------
Income from discontinued operations        $   11,184,000   $      946,000
                                           ==============   ==============

         Years Ended December 31, 2001 and December 31, 2000

         The Company had net income of $27,386,000 for the year ended December 31, 2001, compared to net income of $5,197,000 in the prior year. Net income for 2001 includes (i) a gain on the sale of the Fordham Road property of $19,026,000, (ii) a gain from the early extinguishment of debt of $3,534,000, partially offset by (iii) a charge of $3,058,000 resulting from the write-off of architectural and engineering costs associated with the development plans prior to the IKEA Property Inc. (IKEA) ground lease at Paramus, and (iv) a charge of $2,030,000 resulting from the write-off of professional fees resulting from the termination of the proposed spin-off of Alexander's Tower LLC.

         Details of the additional changes in the components of net income for the year ended December 31, 2001 as compared to 2000 are discussed below.

         The Company's revenues were $67,792,000 in 2001, compared to $62,696,000 in 2000, an increase of $5,096,000.

         Property rentals were $44,560,000 in 2001, compared to $42,308,000 in 2000, an increase of $2,252,000. This increase results primarily from (i) commencement, on October 5, 2001, of the ground lease with IKEA at the Paramus property, and (ii) an increase in occupancy at the Kings Plaza Regional Shopping Center.

         Tenant expense reimbursements were $23,232,000 in 2001, compared to $20,388,000 in 2000, an increase of $2,844,000. This increase resulted primarily from (i) higher reimbursements for real estate taxes and repairs and maintenance, and (ii) a $531,000 adjustment, made in the first quarter of 2000, in the method of allocating an anchor tenant's share of parking lot expenses at the Rego Park I property (which covered a number of years).

         Operating expenses were $29,265,000 in 2001, compared to $28,615,000 in 2000, an increase of $650,000. This resulted primarily from an increase in real estate taxes and repairs and maintenance of $1,405,000, partially offset by the following relating to the Kings Plaza Regional Shopping Center, decreases in (i) operating expenses of $866,000 primarily from fuel costs at the utility plant and (ii) marketing expenses of $492,000, partially offset by an accrual of $675,000 for environmental remediation.

         Depreciation and amortization expense was $6,442,000 in 2001, compared to $5,481,000 in 2000. This increase of $961,000 is a result of the interior refurbishment of the Company's Kings Plaza Regional Shopping Center completed in the beginning of 2001.

         Interest and debt expense was $22,469,000 in 2001, compared to $21,424,000 in 2000, an increase of $1,045,000. This increase resulted from (i) interest of $7,404,000 due to higher average debt in 2001, offset by (ii) a $3,032,000 reduction in interest due to a decrease in average interest rates from 10.07% to 9.20% and (iii) $2,528,000 of additional capitalized interest relating to the Company's development property (interest expense of $19,259,000 was capitalized in 2001, as compared to $16,731,000 in 2000).

         Interest and other income was $3,237,000 in 2001, compared to $1,124,000 in 2000. This increase of $2,113,000 results primarily from increased invested cash balances attributable to additional borrowings on the Company's Kings Plaza Regional Shopping Center on June 1, 2001, and Paramus property on October 5, 2001.

         Minority interest of $49,000 in 2001 relates to $1,200,000 of non-convertible preferred stock that was sold to Vornado Realty Trust by 59th Street Corporation (a wholly-owned subsidiary of the Company) on August 1, 2001. This issue was redeemed by 59th Street Corporation, and a $49,000 dividend was paid, on December 28, 2001.

         Discontinued operations include the Company's Third Avenue property as shown below:

                                               Year Ended December 31,
                                           -------------------------------
                                                2001             2000
                                           --------------   --------------
Total revenues                             $    1,551,000   $    1,269,000
Total expenses                                    605,000          497,000
                                           --------------   --------------
Income from discontinued operations        $      946,000   $      772,000
                                           ==============   ==============

LIQUIDITY AND CAPITAL RESOURCES

         Alexander's operating properties do not generate sufficient cash flow to pay all of its expenses. After the completion of the Lexington Avenue property, which is not expected until 2005, the Company expects that cash flow will become positive.

Development Plans

         The development plans at Lexington Avenue consist of an approximately
1.3 million square foot multi-use building. The building will contain approximately 154,000 net rentable square feet of retail (45,000 square feet of which has been leased to Hennes & Mauritz), approximately 878,000 net rentable square feet of office (695,000 square feet of which has been leased to Bloomberg L.P.) and approximately 248,000 net saleable square feet of residential consisting of condominium units (through a taxable REIT subsidiary). Construction is expected to be completed in 2005. On July 3, 2002 the Company finalized a $490,000,000 loan with HVB Real Estate Capital (Hypo Vereinsbank) to finance the construction of the Lexington Avenue property (the "Construction Loan"). The estimated construction costs in excess of the construction loan of approximately $140,000,000 will be provided by the Company of which $107,000,000 has been expended through December 31, 2002. The Construction Loan has an interest rate of LIBOR plus 2.5% (currently 3.94%) and a term of forty-two months subject to two one-year extensions. The Company received an initial funding of $55,500,000 under the Construction Loan, of which $25,000,000 was used to repay the Company's term loan to a bank in the amount of $10,000,000 and a secured note in the amount of $15,000,000. Of the total construction budget of $630,000,000, $162,000,000 has been expended through December 31, 2002 and an additional $184,000,000 has been committed to.

         The Company's lease with Bloomberg L.P. has an initial term of 25 years, with a ten-year renewal option. Base annual net rent is $34,529,000 in each of the first four years and $38,533,000 in the fifth year with a similar percentage increase each four years thereafter.

         For the development of the residential portion of the Lexington Avenue project, the Company will utilize 241,125 square feet of air rights, of which 72,525 square feet were generated "as of right" in accordance with the zoning code and 196,711 square feet were acquired in a number of separate transactions for an aggregate cost of $20,708,000 (including 56,932 square feet which were acquired from Vornado at a cost of $6,517,000). Of the acquired air rights, 28,111 square feet were sold to a third party for $3,339,000 resulting in a gain of $169,000 which is reflected as part of interest and other income in the Company's statement of income.

         There can be no assurance that the Lexington Avenue project ultimately will be completed, completed on time or completed for the budgeted amount. Further, the Company may need additional financing for the project, which may involve equity, debt, joint ventures and asset sales, and which may involve arrangements with Vornado Realty Trust. If the project is not completed on a timely basis, the Bloomberg L.P. lease may be cancelled and significant penalties may apply. See Vornado "Completion Guarantee" described below.

         In conjunction with the closing of the Lexington Avenue construction loan on July 3, 2002, the Company's management and development agreements with Vornado were amended to provide for a term lasting until substantial completion of the property, with automatic renewals, and for the payment of the estimated development fee of $26,300,000 upon the earlier of January 3, 2006 or the payment in full of the construction loan encumbering the property. Vornado has also agreed to guarantee among other things, the lien free, timely completion of the construction of the project, and funding of project costs in excess of a stated loan budget, if not funded by the Company (the "Completion Guarantee"). The $6,300,000 estimated fee payable by the Company to Vornado is 1% of construction costs (as defined) and is due at the same time that the development fee is due. In addition, if Vornado should advance any funds under the Completion Guarantee in excess of the $26,000,000 currently available under the secured line of credit, interest on those advances would be at 15% per annum.

Insurance

         The Company's debt instruments, consisting of mortgage loans secured by its properties (which are generally non-recourse to the Company), contain customary covenants requiring the Company to maintain insurance. There can be no assurance that the lenders under these instruments will not take the position that an exclusion from all risk insurance coverage for losses due to terrorist acts is a breach of these debt instruments that allows the lenders to declare an event of default and accelerate repayment of debt. In addition, if lenders insist on coverage for these risks, it could adversely affect the Company's ability to finance and/or refinance its properties, including the construction of its Lexington Avenue development property.

         On November 26, 2002, the Terrorism Risk Insurance Act of 2002 was signed into law. Under this new legislation, through 2004 (with a possible extension through 2005), regulated insurers must offer coverage in their commercial property and casualty policies (including existing policies) for losses resulting from defined "acts of terrorism." The Company's current property insurance carrier has advised us that there will be no additional premium for this coverage through the end of the policy term, June 30, 2003. The carrier has further advised us that the situation may change at renewal.

Disposition of Properties

         On August 30, 2002, the Company closed on the sale of its Third Avenue property, located in the Bronx, New York. The 173,000 square feet property was sold for $15,000,000, resulting in a gain of $10,366,000. Included in the expenses relating to the sale, the Company paid a commission of $600,000, of which $350,000 was paid to Vornado pursuant to the 1992 Leasing Agreement between the companies.

         On May 30, 2002, the Company entered into an agreement to sell its subsidiary, which owns the building and has the ground lease for its property in Flushing, New York for $18,800,000. The Company has received a non-refundable deposit of $1,875,000 from the purchaser. By Notice of Default dated August 16, 2002, the landlord of the premises notified the Company of certain alleged defaults under the lease including, but not limited to, the fact that the purchaser performed unauthorized construction at the premises. The Company commenced an action for injunctive relief and a declaration of the rights and obligations of the parties under the lease. The Company has obtained an injunction, which temporarily restrains the landlord from terminating the lease. On September 6, 2002, the scheduled closing date, the Company notified the purchaser that the purchaser failed to close and is in default of its obligations under the purchase contract. While negotiations are in process with the parties to attempt to settle the disputes, there can be no assurance that the sale will be consummated, that the dispute with the landlord will be resolved favorably, or that the deposit will not be required to be returned. Because these matters continue to be unresolved, the Company reclassified the property from "held for sale" to "held and used" during the three months ended September 30, 2003. Accordingly, the results of operations of the property previously reported as discontinued operations have been reclassified and included in continuing operations. The reclassification has no effect on the Company's previously reported net income or net income per share. Since the Company continues to attempt to close this transaction, it has not recognized the $1,875,000 non-refundable deposit from the purchaser as income. The Company continues to explore all of its options, including subleasing the property.

Debt

         Below is a summary of the Company's properties and their encumbrances at December 31, 2002:

                                      Debt
                                  Outstanding       Interest  Maturity
         Property                  (in 000's)         Rate     Dates
         --------                --------------     --------  --------
Kings Plaza Shopping Center      $  219,307,000       7.46%   6/10/11
Rego Park                            82,000,000       7.25%   6/10/09
Paramus                              68,000,000       5.92%   10/5/11
Lexington Avenue*                    55,500,000       3.94%    1/3/06
Rego Park II (raw land)                      --         --         --
Flushing (lease interest)                    --         --         --
Vornado loan                        119,000,000      12.48%    1/3/06
                                 --------------
Total                            $  543,807,000
                                 ==============

*Represents initial funding on a $490 million construction loan.

         At December 31, 2002, the principal repayments for the next five years and thereafter are as follows:

Year Ending December 31,
------------------------
          2003                            $    2,721,000
          2004                                 3,226,000
          2005                                 3,895,000
          2006                               178,699,000
          2007                                 4,526,000
       Thereafter                            350,740,000

         At December 31, 2002, the Company was indebted to Vornado in the amount of $119,000,000 comprised of (i) $95,000,000 financing, and (ii) $24,000,000 under a $50,000,000 line of credit (which carries a 1% unused commitment fee). The interest rate on the loan and the line of credit which is currently 12.48%, will reset quarterly using a Treasury index (with a 3% floor) plus the same spread to treasuries as previously existed.

         The Company has additional borrowing capacity of $26,000,000 under its line of credit with Vornado. The Company can also raise additional capital through mezzanine level borrowing (deeply subordinated debt which is not secured by a senior interest in assets) and through the sale of securities and assets (the Company estimates that the fair market value of its assets are substantially in excess of their historical cost). The Company continues to evaluate its financing alternatives. Based on discussions with third party lenders, the Company believes it could borrow an additional $60 to $70 million through the refinancing of its Kings Plaza and Rego Park I properties at the mezzanine level and repay a portion of the Vornado loan; however the interest rate on this incremental debt would be substantially in excess of the interest rate under the Vornado line of credit which is 12.48% at December 31, 2002, therefore the Company does not intend to pursue such refinancings at this time.

         Although there can be no assurance, the Company believes that its cash sources as outlined above will be adequate to fund its cash requirements until its operations generate adequate cash flow.

CASH FLOWS

         Year Ended December 31, 2002

         Net cash provided by operating activities of $7,643,000 was comprised of (i) net income of $23,584,000 and (ii) non-cash items of $5,935,000 offset by
(iii) the net change in operating assets and liabilities of $11,341,000, (iv) gain on sale of Third Avenue property of $10,366,000 and (v) gain on sale of air rights of $169,000. The adjustments for non-cash items are primarily comprised of (i) depreciation and amortization of $9,034,000, offset by (ii) the effect of straight-lining of rental income of $3,099,000.

         Net cash used in investing activities of $114,028,000 (includes cash provided by discontinued operations of $13,176,000) was comprised of capital expenditures of $133,250,000 partially offset by proceeds from the sale of the Third Avenue property of $13,176,000. The capital expenditures were primarily related to the Lexington Avenue development.

         Net cash provided by financing activities of $16,366,000 resulted primarily from an increase in debt of $55,500,000 partially offset by debt repayments of $27,524,000 and debt issuance costs of $11,110,000.

         Year Ended December 31, 2001

         Net cash provided by operating activities of $9,839,000 was comprised of (i) net income of $27,386,000, (ii) non-cash items of $4,824,000, (iii) write-off of architectural and engineering costs of $3,058,000 associated with the development plans prior to the IKEA Property, Inc. ground lease, (iv) write-off of professional fees of $2,030,000 resulting from the termination of the spin-off of Alexander's Tower LLC, offset by (v) gain on sale of Fordham Road property of $19,026,000, (vi) a gain from early extinguishment of debt of $3,534,000, and (vii) the net change in operating assets and liabilities of $4,899,000. The adjustments for non-cash items are primarily comprised of (i) depreciation and amortization of $7,973,000, offset by (ii) the effect of straight-lining of rental income of $3,149,000.

         Net cash used in investing activities of $22,995,000 was comprised of
(i) proceeds from the sale of Fordham Road property of $23,701,000 and (ii) the release of restricted cash of $21,670,000 offset by (iii) capital expenditures of $48,490,000 and (iv) an increase in restricted cash of $19,876,000. The capital expenditures were primarily comprised of (i) capitalized interest and other carrying costs of $21,378,000, (ii) renovations to the Kings Plaza Regional Shopping Center of $3,651,000 and (iii) excavation, foundation and predevelopment costs at Lexington Avenue of $21,599,000.

         Net cash provided by financing activities of $146,142,000 was comprised of (i) proceeds from the issuance of debt of $300,685,000 offset by (ii) repayment of debt of $149,337,000 and (iii) debt issuance costs of $5,206,000.

         Year Ended December 31, 2000

         Cash provided by operating activities of $10,741,000 was comprised of net income of $5,197,000, non-cash items of $4,540,000 and the net change in operating assets and liabilities of $1,004,000. The adjustments for non-cash items are comprised of depreciation and amortization of $8,049,000 and the effect of straight-lining of rental income of $3,509,000.

         Net cash used in investing activities of $65,636,000 was comprised of capital expenditures of $77,931,000 offset by the release of restricted cash of $12,295,000. The capital expenditures were primarily comprised of: (i) excavation, foundation and predevelopment costs at Lexington Avenue of $35,300,000, (ii) renovations to the Kings Plaza Regional Shopping Center of $22,700,000, and (iii) capitalized interest and other carrying costs of $18,800,000.

         Net cash provided by financing activities of $31,114,000 was comprised of (i) proceeds from the issuance of debt of $38,849,000 offset by (ii) payment of acquisition obligation of $6,936,000, (iii) repayments of debt of $222,000 and (iv) debt issuance costs of $577,000.

         Funds from Operations for the Years Ended December 31, 2002 and 2001

         Funds from operations ("FFO") were $19,921,000 in the year ended December 31, 2002, an increase of $8,587,000 from the prior year. The following table reconciles FFO and net income:

                                               Year ended December 31,
                                           -------------------------------
                                                2002             2001
                                           --------------   --------------
Net income                                 $   23,584,000   $   27,386,000
Depreciation and amortization of
      real property                             6,703,000        6,508,000
Gain on sale of Third Avenue property         (10,366,000)              --
Gain on sale of Fordham Road property                  --      (19,026,000)
Gain on early extinguishment of debt                   --       (3,534,000)
                                           --------------   --------------

                                           $   19,921,000   $   11,334,000
                                           ==============   ==============

         Effective with the Company's filing of its 2003 first quarter Form 10-Q, the Company revised its definition of FFO to include the effect of straight-lining of rents and exclude the effect of leasing fees paid directly to Vornado in excess of the expense recognized. This change was made in order to comply with the Securities and Exchange Commission's Regulation G concerning non-GAAP financial measures, to adhere to the National Association of Real Estate Investment Trust's ("NAREIT") definition of FFO and to disclose FFO on a comparable basis with the vast majority of other companies in the industry. FFO for the years ended December 31, 2002 and 2001 are presented here in accordance with the revised definition of FFO and thus, has been restated from the amounts presented in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and 2001. Straight-lining of rents amounted to $3,099,000 and $3,149,000 for the years ended December 31, 2002 and 2001, respectively. Leasing fees paid in excess of the expense recognized amounted to $2,189,000 and $2,400,000 for the years ended December 31, 2002 and 2001, respectively.

         FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the consolidated statements of cash flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. Management considers FFO a relevant supplemental measure of operating performance because it provides a basis for comparison among real estate investment trusts ("REITs"). FFO is computed in accordance with NAREIT's standards, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with NAREIT's definition or that interpret NAREIT's definition differently.

RECENTLY ISSUED ACCOUNTING STANDARDS

         SFAS No. 142 - Goodwill and Other Intangible Assets

         In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets (effective January 1, 2002). The adoption of SFAS No. 142 did not have a material effect on the Company's financial statements.

         SFAS No. 143 - Accounting for Asset Retirement Obligations and SFAS No. 144 - Accounting for the Impairment or Disposal of Long-Lived Assets

         In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (effective January 1, 2003) and SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets (effective January 1, 2002). SFAS No. 143 requires the recording of the fair value of a liability for an asset retirement obligation in the period which it is incurred. SFAS No. 144 supersedes current accounting literature and now provides for a single accounting model for long-lived assets to be disposed of by sale and requires discontinued operations presentations for disposals of a "component" of an entity. The adoption of these statements did not have a material effect on the Company's financial statements; however under SFAS No. 144, the Company has reclassified its statement of operations to reflect income and expenses for the properties which are held for sale or sold during 2002 as discontinued operations (see "-- Disposition of Properties" above regarding the Company's Flushing property).

         SFAS No. 145 - Rescission of No. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections

         In April 2002, FASB issued SFAS No. 145, Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 requires, among other things, (i) that the modification of a lease that results in a change of the classification of the lease from capital to operating under the provisions of SFAS No. 13 be accounted for as a sale-leaseback transaction and (ii) the reporting of gains or losses from the early extinguishment of debt as extraordinary items only if they met the criteria of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations. The Company reclassified the $3,534,000 gain from extraordinary items to a gain from early extinguishment of debt in 2001. As permitted by this statement, the Company elected to apply the provision applying to early extinguishment of debt for the Company's 2002 and all prior financial statements accordingly.

         SFAS No. 146 - Accounting for Costs Associated with Exit or Disposal Activities

         In July 2002, FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (effective January 1, 2003). SFAS No. 146 replaces current accounting literature and requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Company does not believe the adoption of SFAS No. 146 will have a material effect on the Company's financial statements.

         SFAS No. 148 - Accounting For Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement No. 123

         On August 7, 2002, the FASB issued Statement No. 148 - Accounting for Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement No. 123, to amend the transition and disclosure provisions of SFAS No.
123. Specifically, SFAS No. 123, as amended, would permit two additional transition methods for entities that adopt the fair value method of accounting for stock based employee compensation. The Company does not believe the adoption of SFAS No. 148 will have a material effect on the Company's financial statements.

Item 8. Financial Statements and Supplementary Data

                          Index to Financial Statements

                                                                                                   Page
                                                                                                  Number
                                                                                                  ------
Independent Auditors' Report                                                                        13

Consolidated Balance Sheets at December 31, 2002 and 2001                                           14

Consolidated Statements of Income for the
     Years Ended December 31, 2002, 2001 and 2000                                                   16

Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31, 2002, 2001 and 2000                                                   17

Consolidated Statements of Cash Flows for the
     Years Ended December 31, 2002, 2001 and 2000                                                   18

Notes to Consolidated Financial Statements                                                          19

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
  of Alexander's, Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Alexander's, Inc. and Subsidiaries (the "Company") as of December 31, 2002 and 2001 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedules listed in the index at Item 15(a)(2). These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002, and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 12 to the consolidated financial statements, the Company has changed its presentation of the consolidated financial statements to conform to Statement of Financial Accounting Standards No. 144.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 5, 2003
(November 20, 2003 as to the effect of the Flushing property reclassification described in Note 12)

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                   (amounts in thousands except share amounts)

                                                                                    December 31,
                                                                               -----------------------
                                                                                  2002         2001
                                                                               ----------   ----------
ASSETS:
Real estate, at cost:
   Land                                                                        $   90,768   $   90,768
   Buildings, leaseholds and leasehold improvements                               176,581      171,601
   Construction in progress (including Vornado fees of $13,325 and $3,367)        315,781      154,545
   Air rights acquired for Lexington Avenue development                            17,531       14,191
                                                                               ----------   ----------
     Total                                                                        600,661      431,105
   Less accumulated depreciation and amortization                                 (57,686)     (53,144)
                                                                               ----------   ----------
Real estate, net                                                                  542,975      377,961

Asset held for sale                                                                    --        2,398

Cash and cash equivalents                                                          45,239      135,258
Restricted cash                                                                     2,425        6,596
Accounts receivable, net of allowance for doubtful accounts
   of $96 and $929 in 2002 and 2001                                                 2,508        1,534
Receivable arising from the straight-lining of rents, net                          20,670       18,233
Deferred lease and other property costs
    (including unamortized Vornado leasing fees of $14,837 and $15,154)            27,765       29,371
Deferred debt expense, net                                                         14,619        5,840
Other assets                                                                        8,711        6,148
                                                                               ----------   ----------

TOTAL ASSETS                                                                   $  664,912   $  583,339
                                                                               ==========   ==========

                 See notes to consolidated financial statements.

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                   (amounts in thousands except share amounts)

                                                                                         December 31,
                                                                                  --------------------------
                                                                                    2002             2001
                                                                                    ----             ----
LIABILITIES AND STOCKHOLDERS' EQUITY:
Debt (including $119,000 due to
    Vornado in 2002 and 2001)                                                     $   543,807    $   515,831
Amounts due to Vornado                                                                 11,294          4,822
Accounts payable and accrued expenses                                                  36,895         13,940
Other liabilities                                                                       4,251          3,665
                                                                                  -----------    -----------
    TOTAL LIABILITIES                                                                 596,247        538,258
                                                                                  -----------    -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock:  no par value; authorized, 3,000,000 shares;
    issued, none
Common stock:  $1.00 par value per share; authorized, 10,000,000 shares;
    issued, 5,173,450 shares                                                            5,174          5,174
Additional capital                                                                     24,843         24,843
Retained earnings                                                                      39,608         16,024
                                                                                  -----------    -----------
                                                                                       69,625         46,041
Less treasury shares, 172,600 shares at cost                                             (960)          (960)
                                                                                  -----------    -----------
Total stockholders' equity                                                             68,665         45,081
                                                                                  -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $   664,912    $   583,339
                                                                                  ===========    ===========

                 See notes to consolidated financial statements.

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                   (amounts in thousands except share amounts)

                                                                                                Year Ended December 31,
                                                                                        ---------------------------------------
                                                                                          2002            2001           2000
                                                                                          ----            ----           ----
 REVENUES:
     Property rentals                                                                   $ 50,630        $ 44,560       $ 42,308
     Expense reimbursements                                                               26,170          23,232         20,388
                                                                                        --------        --------       --------
 Total revenues                                                                           76,800          67,792         62,696
                                                                                        --------        --------       --------
 EXPENSES:
     Operating (including management fees of $1,442, $1,362 and $1,337
       to Vornado)                                                                        33,042          29,265         28,615
     Write-off of architectural and engineering costs associated with
       development plans of Paramus prior to IKEA                                             --           3,058             --
     General and administrative (including management
       fees of $2,160 to Vornado in each year)                                             3,980           3,836          3,875
     Depreciation and amortization                                                         6,668           6,442          5,481
                                                                                        --------        --------       --------
 Total expenses                                                                           43,690          42,601         37,971
                                                                                        --------        --------       --------
 OPERATING INCOME                                                                         33,110          25,191         24,725

     Interest and debt expense
       (including interest on loans from Vornado)                                        (22,888)        (22,469)       (21,424)
     Interest and other income, net                                                        2,178           3,237          1,124
     Gain on sale of Fordham Road property                                                    --          19,026             --
     Gain on early extinguishment of debt                                                     --           3,534             --
     Write-off of professional fees resulting from the termination of the spin-off of
       Alexander's Tower LLC                                                                  --          (2,030)            --
     Minority interest                                                                        --             (49)            --
                                                                                        --------        --------       --------

     Income from continuing operations                                                    12,400          26,440          4,425

     Income from discontinued operations                                                  11,184             946            772
                                                                                        --------        --------       --------

 NET INCOME                                                                             $ 23,584        $ 27,386       $  5,197
                                                                                        ========        ========       ========

   Income per share(basic and diluted):
       Continuing operations                                                            $   2.48        $   5.29       $    .89
       Discontinued operations                                                              2.24             .19            .15
                                                                                        --------        --------       --------
       Net income                                                                       $   4.72        $   5.48       $   1.04
                                                                                        ========        ========       ========

                 See notes to consolidated financial statements.

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (amounts in thousands)

                                                                                Retained
                                                    Common      Additional      Earnings/      Treasury     Stockholders'
                                                    Stock        Capital        (Deficit)       Stock          Equity
                                                    -----        -------        ---------       -----          ------
Balance, January 1, 2000                          $  5,174       $ 24,843       $  (16,559)    $   (960)      $  12,498

Net income                                              --             --            5,197           --           5,197
                                                  --------       --------       ----------     --------       ---------
Balance, December 31, 2000                           5,174         24,843          (11,362)        (960)         17,695

Net income                                              --             --           27,386           --          27,386
                                                  --------       --------       ----------     --------       ---------
Balance, December 31, 2001                           5,174         24,843           16,024         (960)         45,081

Net income                                              --             --           23,584           --          23,584
                                                  --------       --------       ----------     --------       ---------
Balance, December 31, 2002                        $  5,174       $ 24,843       $   39,608     $   (960)      $  68,665
                                                  ========       ========       ==========     ========       =========

                 See notes to consolidated financial statements.

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (amounts in thousands)

                                                                                        Year Ended December 31,
                                                                                 ------------------------------------
                                                                                 2002              2001          2000
                                                                                 ----              ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations                                          $   12,400       $   26,440     $    4,425
Adjustments to reconcile income from continuing operations to net cash provided by continuing operating activities:
     Depreciation and amortization (including debt issuance costs)                  8,999            7,907          7,987
     Straight-lining of rental income, net                                         (3,099)          (3,149)        (3,509)
     Gain on sale of air rights                                                      (169)              --             --
     Gain on sale of Fordham Road property                                             --          (19,026)            --
     Gain from early extinguishment of debt                                            --           (3,534)            --
     Write-off of architectural and engineering costs associated with
       development plans prior to the IKEA Property Inc. ground lease                  --            3,058             --
     Write-off of professional fees resulting from the termination of the
       spin-off of Alexander's Tower LLC                                               --            2,030             --
Change in assets and liabilities:
     Accounts receivable                                                             (974)             189          1,630
     Amounts due to Vornado and its affiliate                                      (3,115)           3,555         (2,554)
     Accounts payable and accrued expenses                                         (2,845)             348          3,017
     Other liabilities                                                               (789)             932           (546)
     Other                                                                         (3,618)          (9,923)          (543)
                                                                               ----------       ----------     ----------
Net cash provided by operating activities of continuing operations                  6,790            8,827          9,907
                                                                               ----------       ----------     ----------

Income from discontinued operations                                                11,184              946            772

     Depreciation and amortization                                                     35               66             62
     Gain on sale of Third Avenue property                                        (10,366)              --             --
                                                                               ----------       ----------     ----------
Net cash provided by discontinued operations                                          853            1,012            834
                                                                               ----------       ----------     ----------
Net cash provided by operating activities                                           7,643            9,839         10,741
                                                                               ----------       ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash flow from continuing operations:
     Additions to real estate                                                    (133,250)         (48,490)       (77,931)
     Cash made available for construction financing                                    --            8,388         12,202
     Cash made available for operating liabilities                                 13,574           13,282             93
     Cash restricted for operating liability                                       (9,403)         (19,876)            --
     Deposit on sale of Flushing                                                    1,875               --             --
     Proceeds from sale of Fordham Road property                                       --           23,701             --
                                                                               ----------       ----------     ----------
Net cash used in continuing operations                                           (127,204)         (22,995)       (65,636)
                                                                               ----------       ----------     ----------
Cash flows from discontinued operations:
     Proceeds from sale of Third Avenue property                                   13,176               --             --
                                                                               ----------       ----------     ----------
Net cash provided by discontinued operations                                       13,176               --             --
                                                                               ----------       ----------     ----------
Net cash used in investing activities                                            (114,028)         (22,995)       (65,636)
                                                                               ----------       ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Issuance of debt                                                              55,500          300,685         38,849
     Debt repayments                                                              (27,524)        (149,337)          (222)
     Deferred debt expense                                                        (11,110)          (5,206)          (577)
     Payment of acquisition obligation                                               (500)              --         (6,936)
                                                                               ----------       ----------     ----------
Net cash provided by financing activities                                          16,366          146,142         31,114
                                                                               ----------       ----------     ----------
Net (decrease) increase in cash and cash equivalents                              (90,019)         132,986        (23,781)

Cash and cash equivalents at the beginning of the year                            135,258            2,272         26,053
                                                                               ----------       ----------     ----------
Cash and cash equivalents at the end of the year                               $   45,239       $  135,258     $    2,272
                                                                               ==========       ==========     ==========
SUPPLEMENTAL INFORMATION:
Cash payments for interest (of which $23,788, $19,259 and $16,731
   have been capitalized)                                                      $   45,818       $   38,793     $   33,979
                                                                               ==========       ==========     ==========

                 See notes to consolidated financial statements.

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.         ORGANIZATION AND BUSINESS

         Alexander's, Inc. (the "Company") is a real estate investment trust ("REIT") engaged in leasing, managing, developing and redeveloping properties. Alexander's activities are conducted through its manager, Vornado Realty Trust ("Vornado").

         Alexander's operating properties do not generate sufficient cash flow to pay all of its expenses. After the completion of the Lexington Avenue property, which is not expected until 2005, the Company expects that cash flow will become positive.

         The Company has additional borrowing capacity of $26,000,000 under its line of credit with Vornado. The Company can also raise additional capital through mezzanine level borrowing (deeply subordinated debt which is not secured by a senior interest in assets) and through the sale of securities and assets (the Company estimates that the fair market value of its assets are substantially in excess of their historical cost). Although there can be no assurance, the Company believes that these cash sources will be adequate to fund cash requirements until its operations generate adequate cash flow.

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Presentation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated. Certain reclassifications to prior year amounts have been made to conform with the current year's presentation. The Company currently operates in one business segment.

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

         Cash and Cash Equivalents - The Company includes in cash and cash equivalents both cash and short-term highly liquid investments purchased with original maturities of three months or less. Cash and cash equivalents does not include cash restricted for construction financing and operating liabilities which is disclosed separately.

         Fair Value of Financial Instruments - All financial instruments of the Company are reflected in the accompanying consolidated balance sheets at historical cost which, in management's estimation, based upon an interpretation of available market information and valuation methodologies (including discounted cash flow analyses with regard to fixed rate debt), reasonably approximates their fair values. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition of the Company's financial instruments.

         Real Estate and Other Property - Real estate and other property is carried at cost, net of accumulated depreciation. Depreciation is provided on buildings and improvements on a straight-line basis over their estimated useful lives ranging from four years to forty years. When real estate and other property is undergoing development activities, all property operating expenses, including interest expense, are capitalized to the cost of the real property to the extent that management believes such costs are recoverable through the value of the property.

         The Company's properties are reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the property may not be recoverable. In such an event, a comparison is made of the current and projected operating cash flows of each such property into the foreseeable future on an undiscounted basis, to the carrying amount of such property. Such carrying amount would be adjusted, if necessary, to reflect an impairment in the value of the asset.

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Deferred Charges - Direct financing costs are deferred and amortized over the terms of the related agreements as a component of interest expense. Direct costs related to leasing activities are capitalized and amortized on a straight-line basis over the lives of the related leases. All other deferred charges are amortized on a straight-line basis, which approximates the effective interest rate method, in accordance with the terms of the agreements to which they relate.

         Revenue Recognition - The Company has the following revenue sources and revenue recognition policies:

         Base rent - income arising from tenant leases. These rents are recognized over the non-cancellable term of the related leases on a straight-line basis which included the rent steps and free rent abatements under the leases.

         Percentage Rents - income arising from retail tenant leases which are contingent upon the sales of the tenant exceeding a defined threshold. These rents are recognized in accordance with SAB 101, which states that this income is to be recognized only after the contingency has been removed (i.e., sales thresholds have been achieved).

         Expenses Reimbursement Income - income arising from tenant leases which provide for the recovery of all or a portion of the operating expenses and real estate taxes of the respective property. This income is accrued in the same periods as the expenses are incurred.

         Income Taxes - The Company operates in a manner intended to enable it to continue to qualify as a REIT under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Code, the Company's net operating loss carryovers ("NOL") generally would be available to offset the amount of the Company's REIT taxable income that otherwise would be required to be distributed as a dividend to its stockholders.

         The Company has reported NOLs for federal tax purposes of approximately $94,000,000 at December 31, 2002, expiring from 2007 to 2015. The Company also has investment tax and targeted jobs tax credits of approximately $2,800,000 expiring in 2008 through 2014.

         The following table reconciles net income to taxable income for the year ended December 31, 2002, 2001 and 2000.

                                                                        Year Ended December 31,
                                                        ---------------------------------------------------------
                                                             2002                 2001                  2000
                                                             ----                 ----                  ----
Net income                                              $  23,584,000        $   27,386,000        $    5,197,000
Straight-line rent adjustments                             (2,953,000)           (3,002,000)           (3,632,000)
Depreciation and amortization timing differences            2,985,000             2,625,000             2,903,000
Book/tax difference on gain of sale of assets               1,345,000            16,026,000                    --
Interest expense                                           (2,972,000)           (6,515,000)           (6,132,000)
Other                                                         988,000            (1,181,000)              277,000
                                                        -------------        --------------        --------------
Taxable income (loss)                                      22,977,000            35,339,000            (1,387,000)
NOL carryforward opening balance                         (117,041,000)         (152,380,000)         (150,993,000)
                                                        -------------        --------------        --------------
NOL available ending balance                            $ (94,064,000)       $ (117,041,000)       $ (152,380,000)
                                                        =============        ==============        ==============

         The net basis in the Company's assets and liabilities for tax purposes is approximately $42,000,000 lower than the amount reported for financial statement purposes.

         Amounts Per Share - Basic income per share excludes any dilutive effects of stock options. Stock options outstanding were not dilutive in any period.

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Stock Options - The Company accounts for stock-based compensation using the intrinsic value method. Under the intrinsic value method, compensation cost is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the exercise price of the option granted. Compensation cost for stock options, if any, is recognized ratably over the vesting period. The Company's policy is to grant options with an exercise price equal to the quoted market price of the Company's stock on the grant date. Accordingly, no compensation cost has been recognized for the Company's stock option plans.

         Stock Appreciation Rights - Stock Appreciation Rights (SARs) are granted at 100% of the market price of the Common Stock on the date of grant. SARs vest ratably, becoming fully vested 36 months after grant. Expense is recognized ratably in the statement of income if the stock price exceeds the exercise price at the balance sheet date. On subsequent balance sheet dates, if the stock price falls, the previously recognized expense is reversed, but not below zero.

         Recently Issued Accounting Standards

                  SFAS No. 142 - Goodwill and Other Intangible Assets

                  In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets (effective January 1, 2002). The adoption of SFAS No. 142 did not have a material effect on the Company's financial statements.

                  SFAS No. 143 - Accounting for Asset Retirement Obligations and SFAS No. 144 - Accounting for the Impairment or Disposal of Long-Lived Assets

                  In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (effective January 1, 2003) and SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets (effective January 1, 2002). SFAS No. 143 requires the recording of the fair value of a liability for an asset retirement obligation in the period which it is incurred. SFAS No. 144 supersedes current accounting literature and now provides for a single accounting model for long-lived assets to be disposed of by sale and requires discontinued operations presentations for disposals of a "component" of an entity. The adoption of these statements did not have a material effect on the Company's financial statements; however under SFAS No. 144 the Company has reclassified its statement of operations to reflect income and expenses for the properties which are held for sale or sold during 2002 as discontinued operations (see Note 12 regarding the Company's Flushing property).

                  SFAS No. 145 - Rescission of No. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections

                  In April 2002, FASB issued SFAS No. 145, Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 requires, among other things, (i) that the modification of a lease that results in a change of the classification of the lease from capital to operating under the provisions of SFAS No. 13 be accounted for as a sale-leaseback transaction and (ii) the reporting of gains or losses from the early extinguishment of debt as extraordinary items only if they met the criteria of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations. The Company reclassified the $3,534,000 gain from extraordinary items to a gain from early extinguishment of debt in 2001. As permitted by this statement, the Company elected to apply the provision applying to early extinguishment of debt for the Company's 2002 and all prior financial statements accordingly.

                  SFAS No. 146 - Accounting for Costs Associated with Exit or Disposal Activities

                  In July 2002, FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (effective January 1, 2003). SFAS No. 146 replaces current accounting literature and requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Company does not believe the adoption of SFAS No. 146 will have a material effect on the Company's financial statements.

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SFAS No. 148 - Accounting For Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement No. 123

                  On August 7, 2002, the FASB issued Statement No. 148 - Accounting for Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement No. 123, to amend the transition and disclosure provisions of SFAS No. 123, Specifically, SFAS No. 123, as amended, would permit two additional transition methods for entities that adopt the fair value method of accounting for stock based employee compensation. The Company does not believe the adoption of SFAS No. 148 will have a material effect on the Company's financial statements.

3.         DEBT

         Below is a summary of the Company's outstanding debt.

                                                         Interest Rate
                                                             as of           Balance as of December 31,
                                                            December      --------------------------------
                                             Maturity       31, 2002           2002              2001
                                             --------       --------           ----              ----
                                              January
Term loan to Vornado (1)                       2006          12.48%       $  119,000,000    $  119,000,000

First mortgage loan, secured by
the Company's Kings Plaza                      June
Regional Shopping Center (2)                   2011           7.46%          219,307,000       221,831,000

First mortgage loan, secured by the             May
Company's Rego Park I Shopping Center (3)      2009           7.25%           82,000,000        82,000,000

First mortgage loan secured by the            October
Company's Paramus Property (4)                 2011           5.92%           68,000,000        68,000,000

Construction loan, secured by the
Company's Lexington Avenue Property           January
(see Note 5)                                   2006           3.94%           55,500,000                --

Secured note (5)                                                                      --        15,000,000

Term loan to bank (6)                                                                 --        10,000,000
                                                                          --------------    --------------
                                                                          $  543,807,000    $  515,831,000
                                                                          ==============    ==============

(1) At December 31, 2002, the Company was indebted to Vornado in the amount of $119,000,000 comprised of (i) $95,000,000 financing and (ii) $24,000,000 under a $50,000,000 line of credit (which carries a 1% unused commitment fee). The interest rate on the loan and line of credit is 12.48% and the maturity has been extended to the earlier of January 3, 2006 or the date the Lexington Avenue construction loan is repaid in full. The interest rate on the loan and line of credit will reset quarterly, using the same spread to treasuries as presently exists and a 3.00% floor for treasuries.

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company's subsidiary, 59th Street Corporation is the borrower with respect to $40 million of the Vornado loans, which is guaranteed by the Company and the Company is the borrower for the remaining $79 million. The existing collateral for each of the Vornado loans is as follows:
         (i) back-up guaranties given by Alexander's of Rego Park II, Inc. ("Rego II"), Alexander's Rego Park III, Inc. ("Rego III") and Alexander's of Flushing, Inc. ("Flushing"), (ii) a pledge given by the Company of its interest in the entities holding the commercial and residential parcels comprising the Lexington Avenue property, Flushing, Rego II and Rego III and (iii) a lockbox agreement between the Company and Vornado, giving Vornado a security interest and springing control of the Company's corporate bank account into which, among other things, any distributions to the Company from its subsidiaries owning the Kings Plaza shopping center, the Rego Park shopping center, and the Paramus property are deposited and (iv) unrecorded mortgages on the Rego II and Rego III properties given by such entities to secure their guaranties.

(2) On June 1, 2001, the Company, through a newly formed subsidiary, completed a $223,000,000 refinancing of its subsidiary's Kings Plaza Regional Shopping Center property and repaid the then existing balance of $115,210,000 of debt collateralized by the property from the proceeds of the new loan. The mortgage matures in June 2011 and bears interest at a fixed rate of 7.46%. Monthly payments include principal based on a 27-year amortization schedule.

(3) The mortgage loan, which is an obligation of a wholly-owned subsidiary, matures in May 2009 and is secured by a mortgage on the Rego Park I property and guaranteed by the Company. The loan bears interest at a fixed rate of 7.25%. Amortization of principal begins in July 2004 on a 30-year schedule.

(4) The $68,000,000 interest only, non-recourse mortgage loan on the Paramus property is from a third party lender. The fixed interest rate on the debt is 5.92% with interest payable monthly until maturity in October 2011.

(5) The note was secured by a third mortgage on the Lexington Avenue property. This note has been satisfied in connection with the closing of the construction loan for Lexington Avenue development.

(6) The loan has been satisfied in connection with the closing of the construction loan for Lexington Avenue development.

At December 31, 2002, the principal repayments for the next five years and thereafter are as follows:

Year Ending December 31,
------------------------
          2003                    $     2,721,000
          2004                          3,226,000
          2005                          3,895,000
          2006                        178,699,000
          2007                          4,526,000
       Thereafter                     350,740,000

         All of the Company's debt is secured by mortgages and/or pledges of the stock of subsidiaries holding the properties. The net carrying value of real estate collateralizing the debt amounted to $542,848,000 at December 31, 2002.

         The Company's debt instruments, consisting of mortgage loans secured by its properties (which are generally non-recourse to the Company), contain customary covenants requiring the Company to maintain insurance. There can be no assurance that the lenders under these instruments will not take the position that an exclusion from all risk insurance coverage for losses due to terrorist acts is a breach of these debt instruments that allows the lenders to declare an event of default and accelerate repayment of debt. In addition, if lenders insist on coverage for these risks, it could adversely affect the Company's ability to finance and/or refinance its properties, including the construction of its Lexington Avenue development property.

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    On November 26, 2002, the Terrorism Risk Insurance Act of 2002 was signed into law. Under this new legislation, through 2004 (with a possible extension through 2005), regulated insurers must offer coverage in their commercial property and casualty policies (including existing policies) for losses resulting from defined "acts of terrorism." The Company's current property insurance carrier has advised us that there will be no additional premium for this coverage through the end of the policy term, June 30, 2003. The carrier has further advised us that the situation may change at renewal.

4.       LEASES

As Lessor

    The Company leases properties to tenants. The rental terms for the properties leased range from five years to approximately 40 years. The leases provide for the payment of fixed base rentals payable monthly in advance and for the payment by the lessees of additional rents based on a percentage of the tenants' sales as well as reimbursements of real estate taxes, insurance and maintenance.

    Future base rental revenue under these noncancellable operating leases (other than leases which have not commenced, including Bloomberg) is as follows:

Year Ending                   Total
December 31,                 Amounts
------------              -------------
   2003                   $  39,175,000
   2004                      39,101,000
   2005                      38,981,000
   2006                      37,260,000
   2007                      34,201,000
Thereafter                  445,734,000

    Sears accounted for 19%, 21% and 21% of the Company's consolidated revenues for the years ended December 31, 2002, 2001, and 2000, respectively. No other tenant accounted for more than 10% of revenues.

As Lessee

    The Company is a tenant under long-term leases. Future minimum lease payments under the operating leases are as follows:

Year Ending                  Total
December 31,                Amounts
------------             -------------
   2003                  $   416,000
   2004                      416,000
   2005                      416,000
   2006                      416,000
   2007                      315,000
Thereafter                 4,532,000

    Rent expense was $416,000 for each of the years ended December 31, 2002, 2001 and 2000.

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.       LEXINGTON AVENUE

    On May 1, 2001, the Company entered into a lease agreement with Bloomberg L.P. to lease approximately 690,000 square feet. The initial term of the lease is for 25 years, with a ten-year renewal option. Base annual net rent is $34,529,000 in each of the first four years and $38,533,000 in the fifth year with a similar percentage increase each four years thereafter. There can be no assurance that the project ultimately will be completed, completed on time or completed for the budgeted amount. If the project is not completed on a timely basis, the lease may be cancelled and significant penalties may apply.

    The development plans at Lexington Avenue consist of an approximately 1.3 million square foot multi-use building. The building will contain approximately 154,000 net rentable square feet of retail (45,000 square feet of which has been leased to Hennes & Mauritz), approximately 878,000 net rentable square feet of office (695,000 square feet of which has been leased to Bloomberg L.P.) and approximately 248,000 net saleable square feet of residential consisting of condominium units (through a taxable REIT subsidiary). Construction is expected to be completed in 2005. On July 3, 2002 the Company finalized a $490,000,000 loan with HVB Real Estate Capital (Hypo Vereinsbank) to finance the construction of the Lexington Avenue property (the "Construction Loan"). The estimated construction costs in excess of the construction loan of approximately $140,000,000 will be provided by the Company of which $107,000,000 has been expended through December 31, 2002. The Construction Loan has an interest rate of LIBOR plus 2.5% (currently 3.94%) and a term of forty-two months subject to two one-year extensions. The Company received an initial funding of $55,500,000 under the Construction Loan of which $25,000,000 was used to repay the Company's term loan to a bank in the amount of $10,000,000 and a secured note in the amount of $15,000,000. Of the total construction budget of $630,000,000, $162,000,000 has been expended through December 31, 2002, and an additional $184,000,000 has been committed to. Pursuant to this Construction Loan, Vornado has agreed to guarantee, among other things, the lien free, timely completion of the construction of the project and funding of project costs in excess of a stated loan budget, if not funded by the Company (the "Completion Guarantee"). The $6,300,000 estimated fee payable by the Company to Vornado for the Completion Guarantee is 1% of construction costs (as defined). In addition, if Vornado should advance any funds under the Completion Guarantee in excess of the $26,000,000 currently available under the secured line of credit, interest on those advances is at 15% per annum.

    There can be no assurance that the Lexington Avenue project ultimately will be completed, completed on time or completed for the budgeted amount. Further, the Company may need additional financing for the project, which may involve equity, debt, joint ventures and asset sales, and which may involve arrangements with Vornado Realty Trust. If the project is not completed on a timely basis, the Bloomberg L.P. lease may be cancelled and significant penalties may apply.

6.       PARAMUS PROPERTY

    On October 5, 2001, the Company entered into a ground lease for its Paramus, N.J. property with IKEA Property, Inc. The lease has a 40-year term with an option to purchase at the end of the 20th year for $75,000,000. Further, the Company has obtained a $68,000,000 interest only, non-recourse mortgage loan on the property from a third party lender. The fixed interest rate on the debt is 5.92% with interest payable monthly until maturity in October 2011. The triple net rent each year is the sum of $700,000 plus the amount of debt service on the mortgage loan. If the purchase option is not exercised at the end of the 20th year, the triple net rent for the last 20 years must include debt service sufficient to fully amortize the $68,000,000 over the remaining 20-year lease period.

7.       SALE OF THIRD AVENUE PROPERTY

    On August 30, 2002, the Company closed on the sale of its Third Avenue property, located in the Bronx, New York. The 173,000 square feet property was sold for $15,000,000, resulting in a gain of $10,366,000. Included in the expenses relating to the sale, the Company paid a commission of $600,000, of which $350,000 was paid to Vornado pursuant to the 1992 Leasing Agreement between the companies.

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.       RELATED PARTY TRANSACTIONS

    Vornado owns 33.1% of the Company's common stock as of December 31, 2002. Steven Roth is Chief Executive Officer and a director of the Company, the Managing General Partner of Interstate Properties ("Interstate") and Chairman of the Board and Chief Executive Officer of Vornado. At December 31, 2002, Mr. Roth, Interstate and the other two general partners of Interstate, David Mandelbaum and Russell B. Wight, Jr. (who are also directors of the Company and trustees of Vornado) own, in the aggregate, 27.5% of the outstanding common stock of the Company, and 12.9% of the outstanding common shares of beneficial interest of Vornado.

    The Company is managed by and its properties are leased by Vornado pursuant to management, leasing and development agreements with one-year terms expiring in March of each year which are automatically renewable. In conjunction with the closing of the Lexington Avenue construction loan on July 3, 2002 (Note 5), these agreements were bifurcated to cover the Company's Lexington Avenue property separately. Further, the management and development agreements with Vornado were amended to provide for a term lasting until substantial completion of the property, with automatic renewals, and for the payment of the development fee upon the earlier of January 3, 2006 or the payment in full of the construction loan encumbering the property.

    Pursuant to this construction loan, Vornado has agreed to guarantee among other things, the lien free, timely completion of the construction of the project and funding of project costs in excess of a stated loan budget, if not funded by the Company (the "Completion Guarantee"). The $6,300,000 estimated fee payable by the Company to Vornado for the Completion Guarantee is 1% of construction costs (as defined) and is due at the same time that the development fee is due. In addition, if Vornado should advance any funds under the Completion Guarantee in excess of the $26,000,000 currently available under the secured line of credit, discussed below, interest on those advances would be at 15% per annum.

    Pursuant to both the pre and post July 3, 2002 management, leasing and development agreements, Vornado is entitled to a development fee based on 6% of construction costs as defined. The development fee for the Lexington Avenue project is estimated to be approximately $26,300,000. At December 31, 2002, the Company owes Vornado $7,721,000 under the development agreement.

    The annual management fee payable by the Company to Vornado is equal to the sum of (i) $3,000,000, (ii) 3% of the gross income from the Mall, (iii) 6% of development costs with minimum guaranteed fees of $750,000 per annum, plus (iv) 1% of construction costs for the Completion Guarantee. The leasing agreement provides for the Company to pay a fee to Vornado equal to (i) 3% of the gross proceeds, as defined, from the sale of an asset and (ii) in the event of a lease or sublease of an asset, 3% of lease rent for the first ten years of a lease term, 2% of lease rent for the eleventh through the twentieth years of a lease term and 1% of lease rent for the twenty-first through thirtieth year of a lease term, subject to the payment of rents by tenants. Such amount is payable annually in an amount not to exceed $2,500,000, until the present value of such installments (calculated at a discount rate of 9% per annum) equals the amount that would have been paid had it been paid at the time the transactions which gave rise to the commissions occurred. Pursuant to the leasing agreement, in the event third party real estate brokers are used, the fees to Vornado increase by 1% and Vornado is responsible for the fees to the third party real estate brokers. At December 31, 2002, the Company owes Vornado $410,000 for leasing fees. The following table shows the amounts incurred under these agreements:

                                                                     Year Ended December 31,
                                                           -------------------------------------------
                                                               2002            2001           2000
                                                           ------------    ------------   ------------
Management fee                                             $  3,602,000    $  3,522,000   $  3,497,000
Development fee, guarantee fee and rent for development
  office                                                     10,769,000       1,855,000        750,000

Leasing and other fees                                        3,056,000       3,984,000      2,474,000
                                                           ------------    ------------   ------------
                                                           $ 17,427,000    $  9,361,000   $  6,721,000
                                                           ============    ============   ============

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    The Company has $119,000,000 of outstanding loans with Vornado. The Company incurred interest (includes 1% unused commitment fee) on these loans of $15,547,000, $17,455,000 and $15,934,000 for the years ended December 31, 2002,
2001 and 2000.

     In July 2002, Alexander's Tower LLC, a wholly-owned subsidiary of the Company purchased 28,821 square feet of air rights from the Lexington Avenue and 30th Street Venture owned by Vornado and an unrelated third party ("the 30th Street Venture") for a purchase price of $3,458,520 ($120 per square foot) which is included on the Company's balance sheet in "Air rights acquired for Lexington Avenue development." The Company purchased these air rights in order to increase the amount of square feet that it could develop for the residential portion of its 59th Street Project to the maximum amount of air rights permitted for residential use by the New York City Zoning Code. The 30th Street Venture also identified third party buyers for 28,111 square feet of air rights which it owned. These third party buyers desired to use the air rights for the development of two projects located in upper Manhattan in the general area of 86th Street. However, the air rights held by the 30th Street Venture could not be transferred to the applicable sites because the sites were not within the required geographical limited radius nor were they in the same Community Board District as the 30th Street Venture. The 30th Street Venture asked the Company to sell 28,111 square feet of the Company's already owned air rights to these third party buyers (which could use them) and the 30th Street Venture would replace them with 28,111 square feet of the 30th Street Venture's air rights. In October 2002, the Company purchased these air rights from the 30th Street Venture in two transactions for an aggregate purchase price of $3,058,020 (an average of $109 per square foot). The Company then sold an equal amount of air rights it already owned at the 59th Street Project to the third party buyers for an aggregate sales price of $3,339,000 resulting in a gain of $169,000 which is included as part of interest and other income in the Company's statement of income.

    In connection with tax planning for the development of the Company's Lexington Avenue property, 100 shares of $.01 par value preferred stock was sold by 59th Street Corporation (a wholly-owned subsidiary of the Company) to Vornado on August 1, 2001 for $1,200,000. The non-convertible preferred stock entitles the holder to cumulative 10% dividends payable semi-annually and is redeemable at any time at the option of 59th Street Corporation. On December 28, 2001, 59th Street Corporation redeemed this issue and paid a $49,000 dividend.

    As of December 31, 2002, Winston & Strawn, a law firm in which Neil Underberg, a director of the Company, is a partner, performed legal services for the Company for which it was paid $480,000, $648,000 and $396,000 for the years ended December 31, 2002, 2001 and 2000.

9.       COMMITMENTS AND CONTINGENCIES

    The Company carries comprehensive liability and all risk property insurance (fire, flood, extended coverage and rental loss insurance) with respect to its assets. The Company's all risk insurance policies in effect before September 11, 2001 included coverage for terrorist acts, except for acts of war. Since September 11, 2001, insurance companies have for the most part excluded terrorists acts from coverage in all risk policies. The Company has obtained $200 million of separate aggregate coverage for terrorists acts. In addition, the Company's builder's risk policy for the Lexington Avenue Development, which expires on December 1, 2003, includes coverage for terrorist acts up to $428 million. Therefore, the risk of financial loss in excess of these limits in the case of terrorist acts (as defined) is the Company's, which loss could be material.

    The Company's debt instruments, consisting of mortgage loans secured by its properties (which are generally non-recourse to the Company), contain customary covenants requiring the Company to maintain insurance. There can be no assurance that the lenders under these instruments will not take the position that an exclusion from all risk insurance coverage for losses due to terrorist acts is a breach of these debt instruments that allows the lenders to declare an event of default and accelerate repayment of debt. In addition, if lenders insist on coverage for these risks, it could adversely affect the Company's ability to finance and/or refinance its properties, including the construction of its Lexington Avenue development property.

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    On November 26, 2002, the Terrorism Risk Insurance Act of 2002 was signed into law. Under this new legislation, through 2004 (with a possible extension through 2005), regulated insurers must offer coverage in their commercial property and casualty policies (including existing policies) for losses resulting from defined "acts of terrorism." The Company's current property insurance carrier has advised us that there will be no additional premium for this coverage through the end of the policy term, June 30, 2003. The carrier has further advised us that the situation may change at renewal.

    In June 1997, the Kings Plaza Regional Shopping Center (the "Center"), commissioned an Environmental Study and Contamination Assessment Site Investigation (the Phase II "Study") to evaluate and delineate environmental conditions disclosed in a Phase I study. The results of the Study indicate the presence of petroleum and bis (2-ethylhexyl) phthalate contamination in the soil and groundwater. The Company has delineated the contamination and has developed a remediation approach, which is ongoing. The New York State Department of Environmental Conservation ("NYDEC") has approved a portion of the remediation approach. The Company accrued $2,675,000 in previous years ($2,087,000 has been paid as of December 31, 2002) for its estimated obligation with respect to the clean up of the site, which includes costs of (i) remedial investigation, (ii) feasibility study, (iii) remedial design, (iv) remedial action and (v) professional fees. If the NYDEC insists on a more extensive remediation approach, the Company could incur additional obligations.

    The Company believes the majority of the contamination may have resulted from activities of third parties; however, the sources of the contamination have not been fully identified. Although the Company is pursuing claims against potentially responsible third parties, there can be no assurance that such parties will be identified, or if identified, whether these third parties will be solvent. In addition, the costs associated with pursuing responsible parties may be cost prohibitive. The Company has not recorded an asset as of December 31, 2002 for possible recoveries of environmental remediation costs from potentially responsible third parties.

    Neither the Company nor any of its subsidiaries is a party to, nor is their property the subject of, any material pending legal proceeding other than routine litigation incidental to their businesses. The Company believes that these legal actions will not be material to the Company's financial condition or results of operations.

    Letters of Credit

    Approximately $8,100,000 in standby letters of credit were issued at December 31, 2002.

10.      STOCK OPTION PLAN

    Under the Omnibus Stock Plan (the "Plan"), approved by the Company's stockholders on May 22, 1996, directors, officers, key employees, employees of Vornado Realty Trust and any other person or entity as designated by the Omnibus Stock Plan Committee are eligible to be granted incentive share options and non-qualified options to purchase common shares. Options granted are at prices equal to 100% of the market price of the Company's shares at the date of grant, vest on a graduated basis, becoming fully vested 36 months after grant and expire ten years after grant. The Plan also provides for the award of Stock Appreciation Rights, Performance Shares and Restricted Stock, as defined.

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    If compensation cost for Plan awards had been determined based on fair value at the grant dates, net income and income per share would have been reduced to the pro forma amounts below, for the years ended December 31, 2002, 2001 and 2000:

                                                   Year Ended December 31,
                                      ------------------------------------------------
                                          2002              2001             2000
                                      -------------     -------------    -------------
Net income:
        As reported                   $  23,584,000     $  27,386,000    $   5,197,000
        Pro forma                     $  23,200,000     $  25,851,000    $   3,662,000
Net income per share applicable
 to common shareholders:
        As reported                   $        4.72     $        5.48    $        1.04
        Pro forma                     $        4.64     $        5.17    $         .73

    A summary of the Plan's status, and changes during the years ended December 31, 2002, 2001 and 2000 are presented below:

                                   December 31, 2002       December 31, 2001           December 31, 2000
                                 --------------------  -------------------------   ------------------------
                                            Weighted-
                                             Average                Weighted-                   Weighted-
                                            Exercise                 Average                     Average
                                  Shares      Price    Shares     Exercise Price   Shares    Exercise Price
                                 -------    ---------  -------    --------------   -------   --------------
Outstanding at January 1         105,000    $  70.38   105,000       $  70.38      955,000      $ 71.66
Converted to Stock
  Appreciation Rights                 --          --        --             --     (850,000)       71.82
                                 -------               -------                     -------
Outstanding at December 31       105,000    $  70.38   105,000       $  70.38      105,000      $ 70.38
                                 =======               =======                     =======

    The following table summarizes information about options outstanding under the Plan at December 31, 2002:

Options outstanding:
     Number outstanding at December 31, 2002                105,000
     Weighted-average remaining contractual life          6.2 years
     Weighted-average exercise price                     $   70.375
Options exercisable:
     Number exercisable at December 31, 2002                105,000
     Weighted-average exercise price                     $   70.375

Shares available for future grant at December 31, 2002 were 1,745,000.

    On June 5, 2000, the Board of Directors approved the conversion of 850,000 stock options of two officers/directors into equivalent stock appreciation rights (SARs). The SARs have the same vesting terms and strike prices as the options. Since the stock price at December 31, 2002 is less than the strike price of $71.82, no expense is included in the statement of income for the year ended December 31, 2002. Similarly, there was no SARs expense in the statement of income for the year ended December 31, 2001 and 2000. SARs, unlike options, are not aggregated under the REIT rules.

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.      INCOME PER SHARE

    The following table sets forth the computation of basic and diluted income per share:

                                                                              Year Ended December 31,
                                                                --------------------------------------------------
                                                                    2002                2001              2000
                                                                ------------        ------------       -----------
Numerator:
     Income from continuing operations..................        $ 12,400,000        $ 26,440,000       $ 4,425,000
     Income from discontinued operations................          11,184,000             946,000           772,000
                                                                ------------        ------------       -----------
     Net income.........................................        $ 23,584,000        $ 27,386,000       $ 5,197,000
                                                                ============        ============       ===========
Denominator
     Denominator for basic income per share-
        weighted average shares.........................           5,000,850           5,000,850         5,000,850
     Effect of dilutive securities:
        Employee stock options..........................                  --                  --             4,927
                                                                ------------        ------------       -----------
     Denominator for diluted income per share-
        adjusted weighted average shares and
        assumed conversions.............................           5,000,850           5,000,850         5,005,777
                                                                ============        ============       ===========
INCOME PER COMMON SHARE-
     BASIC AND DILUTED:
     Income from continuing operations..................        $       2.48        $       5.29       $       .89
     Income from discontinued operations................                2.24                 .19               .15
                                                                ------------        ------------       -----------
     Net income per common share........................        $       4.72        $       5.48       $      1.04
                                                                ============        ============       ===========

12.      DISCONTINUED OPERATIONS

    Effective January 1, 2002, the Company changed its method of accounting for long-lived assets held for sale, in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. This Statement requires that the results of operations, gains and losses, and cash flows attributed to properties held for sale or sold during 2002 and thereafter, such as Third Avenue, be classified as discontinued operations for all periods presented, and that any assets and liabilities of properties held for sale be presented separately in the consolidated balance sheet. Properties held for sale or sold as a result of sales activities that were initiated prior to 2002, such as Fordham Road, continue to be accounted for under the applicable prior accounting guidance.

    Discontinued operations include the Company's Third Avenue property:

                                                                              Year Ended December 31,
                                                                --------------------------------------------------
                                                                    2002                2001              2000
                                                                ------------        ------------       -----------
Total revenues..........................................        $  1,198,000        $  1,551,000       $ 1,269,000
Total expenses..........................................             380,000             605,000           497,000
                                                                ------------        ------------       -----------
Net income..............................................             818,000             946,000           772,000
Gain on sale of Third Avenue property...................          10,366,000                  --                --
                                                                ------------        ------------       -----------
Income from discontinued operations.....................        $ 11,184,000        $    946,000       $   772,000
                                                                ============        ============       ===========

                       ALEXANDER'S, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    On May 30, 2002, the Company entered into an agreement to sell its subsidiary, which owns the building and has the ground lease for its property in Flushing, New York for $18,800,000. The Company has received a non-refundable deposit of $1,875,000 from the purchaser. By Notice of Default dated August 16, 2002, the landlord of the premises notified the Company of certain alleged defaults under the lease including, but not limited to, the fact that the purchaser performed unauthorized construction at the premises. The Company commenced an action for injunctive relief and a declaration of the rights and obligations of the parties under the lease. The Company has obtained an injunction, which temporarily restrains the landlord from terminating the lease. On September 6, 2002, the scheduled closing date, the Company notified the purchaser that the purchaser failed to close and is in default of its obligations under the purchase contract. While negotiations are in process with the parties to attempt to settle the disputes, there can be no assurance that the sale will be consummated, that the dispute with the landlord will be resolved favorably, or that the deposit will not be required to be returned. Because these matters continue to be unresolved, the Company reclassified the property from "held for sale" to "held and used" during the three months ended September 30, 2003. Accordingly, the results of operations of the property previously reported as discontinued operations have been reclassified and included in continuing operations. The reclassification has no effect on the Company's previously reported net income or net income per share. Since the Company continues to attempt to close this transaction, it has not recognized the $1,875,000 non-refundable deposit from the purchaser as income. The Company continues to explore all of its options, including subleasing the property.

13.      SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
                 (amounts in thousands except per share amounts)

                                                                              Net Income (Loss) Per Common Share(1)
                                             Net Income (Loss)                           Basic and Diluted
                                -------------------------------------------   -------------------------------------
                                Continuing    Discontinued                    Continuing  Discontinued
                      Revenue   Operations     Operations          Total      Operations   Operations       Total
                     ---------  ----------    ------------      -----------   ----------  ------------    ---------
2002
March 31.........    $ 18,871    $  3,235        $   296        $  3,531       $   .65       $   .06       $   .71
June 30..........      18,762      (1,428)           295          (1,133)(2)      (.29)          .06          (.23)
September 30.....      19,397       6,787         10,593          17,380(2)       1.36          2.12          3.48
December 31......      19,770       3,806             --           3,806           .76            --           .76

2001
March 31.........    $ 16,576    $ 25,417(5)     $   190        $ 25,607(3)    $  5.08       $   .04       $  5.12
June 30..........      16,687       1,914            156           2,070           .38           .03           .41
September 30.....      15,997       1,947            295           2,242           .39           .06           .45
December 31......      18,532      (2,838)           305          (2,533)(4)      (.57)          .06          (.51)

-----------------

(1) The total for the year may differ from the sum of the quarters as a result of weighting.

(2) Net of Stock Appreciation Rights (SARs) expense of $4,236 in the second quarter of 2002. The third quarter of 2002 includes $4,236 representing the reversal of the SARs expense previously recognized during 2002 and a gain on the sale of the Third Avenue property of $10,366.

(3) Includes a gain on the sale of the Fordham Road property of $19,026 and a gain from the early extinguishment of debt of $3,534.

(4) Includes of a charge of (i) $3,058 resulting from the write-off of architectural and engineering costs associated with the development plans at Paramus prior to the IKEA ground lease, and (ii) a charge of $2,030 from the write-off of professional fees resulting from the termination of the spin-off of Alexander's Tower LLC.

(5) Adjusted to present the gain on sale of Fordham Road property and gain on early extinguishment of debt.

                       ALEXANDER'S, INC. AND SUBSIDIARIES
             SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2002
                             (amounts in thousands)

     Column A           Column B              Column C               Column D                        Column E
------------------------------------------------------------------------------------------------------------------------------------
                                     Initial Cost to  Company (2)                  Gross Amount at which Carried at Close of Period
                                     ---------------------------                   -------------------------------------------------
                                                     Building,         Cost                    Buildings,
                                                    Leaseholds      Capitalized                Leasehold
                                                   and Leasehold   Subsequent to             and Leaseholds  Construction
    Description       Encumbrances     Land        Improvements    Acquisition(3)    Land     Improvements    In Progress   Total(3)
-------------------   ------------   --------      -------------   -------------   --------  --------------  ------------  ---------
Commercial Property:
New York City,
  New York:
Rego Park I             $  82,000    $  1,647        $   8,953       $  57,641     $  1,647     $  66,594      $      --   $  68,241
Rego Park II                   --       3,906            1,467             657        3,906         1,565            559       6,030
Flushing                       --          --            1,660           1,553           --         3,213             --       3,213
Lexington Ave.             55,500      14,432           12,355         354,154       48,380            --        332,561     380,941
Kings Plaza
Regional Shopping
Center                    219,307         497            9,542         118,040       24,482       103,405            192     128,079
                        ---------    --------        ---------       ---------     --------     ---------      ---------   ---------
Total New York            356,807      20,482           33,977         532,045       78,415       174,777        333,312     586,504

New Jersey - Paramus       68,000       1,441               --          10,313       11,754            --             --      11,754

Other Properties               --         599            1,804              --          599         1,804             --       2,403
                                     --------        ---------       ---------     --------     ---------      ---------   ---------
Other  debt (1)           119,000
                        ---------

TOTAL                   $ 543,807    $ 22,522        $  35,781       $ 542,358     $ 90,768     $ 176,581      $ 333,312   $ 600,661
                        =========    ========        =========       =========     ========     =========      =========   =========

     Column A            Column F       Column G    Column H       Column I
--------------------------------------------------------------------------------
                                                                  Life on Which
                         Accumulated                             Depreciation in
                         Depreciation                   Date      Latest Income
                             and          Date of     Acquired     Statement is
    Description          Amortization   Construction    (2)         Computed
-------------------      ------------   ------------  --------   ---------------
Commercial Property:
New York City,
  New York:
Rego Park I               $ 19,203         1959        1992      15-39 years
Rego Park II                 1,474         1965        1992      38-39 years
Flushing                     1,711         1975(4)     1992      26 years
Lexington Ave.                  --           --        1992      --
Kings Plaza
Regional Shopping
Center                      33,492         1970        1992      7-50 years
                          --------
Total New York              55,880

New Jersey - Paramus            --           --        1992      --

Other Properties             1,806         Various     1992      7-25 years
                          --------
Other  debt (1)

TOTAL                     $ 57,686
                          ========

(1) Vornado loan (see Note 3).

(2) Initial cost is as of May 15, 1992 (the date on which the Company commenced real estate operations) unless acquired subsequent to that date. See Column H.

(3) The net basis in the Company's assets and liabilities for tax purposes is approximately $42,000 lower than the amount reported for financial statement purposes.

(4) Date represents lease acquisition date.

                       ALEXANDER'S, INC. AND SUBSIDIARIES

             SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
                             (amounts in thousands)

                                                       December 31,
                                       ---------------------------------------------
                                           2002             2001             2000
                                       ----------        ----------       ----------
REAL ESTATE:
Balance at beginning of period         $  431,105        $  404,935       $  327,004
Additions during the period:
    Buildings, leaseholds and
    leasehold improvements                  4,608             3,118            1,541
Construction in progress                  164,948            45,372           76,390
                                       ----------        ----------       ----------
                                          600,661           453,425          404,935
Less: asset sold and written-off               --           (22,320)              --
                                       ----------        ----------       ----------

Balance at end of period               $  600,661        $  431,105       $  404,935
                                       ==========        ==========       ==========
ACCUMULATED DEPRECIATION:

Balance at beginning of period         $   53,144        $   58,884       $   55,199

    Additions charged to operating
     expenses                               4,563             4,535            3,685
                                       ----------        ----------       ----------
                                           57,707            63,419           58,884
Less: asset sold                              (21)          (10,275)              --
                                       ----------        ----------       ----------

Balance at end of period               $   57,686        $   53,144       $   58,884
                                       ==========        ==========       ==========